Exhibit 99.1

Press Release

For Immediate Release
Brooks Automation Announces Purchase Of Nexus Biosystems, Inc.
Chelmsford, Massachusetts July 25, 2011 — Brooks Automation, Inc. (Nasdaq: BRKS) announced today that it had completed the acquisition of Nexus Biosystems, Inc. (“Nexus”) the Poway, California based global market leader in automated compound and sample management solutions for life sciences. The net cash purchase price was $79 million. Additionally, the Company paid approximately $6.7 million for the value of the unrestricted cash held by Nexus at closing. For the trailing twelve months ended June 30, 2011, Nexus generated revenues of $36 million.
Dr. Steve Schwartz, President & CEO of Brooks, stated “Nexus represents an important next step in our strategy to build a meaningful position in a rapid, secular growth market. Together with our other recent acquisition, RTS Life Sciences, and our core technical competencies at Brooks, we plan to build Brooks Life Science Systems into the market and innovation leader in Biobanking and Compound Sample Management. With Nexus’ operations on the West Coast and meaningful sales and service locations in Switzerland, Japan and Germany complementing our existing Life Science Systems direct channel presence on the East Coast and in the UK we will have broad global reach.”
“Nexus has developed a proven technology position in their systems, consumables and service offerings. Combined with RTS they will have developed the leading installed base of Automated Biobanks and Compound Sample Management Systems placed in service over the past decade.”, continued Dr. Schwartz.
John Lillig, CEO of Nexus Biosystems, commented, “We are very excited about joining the Brooks team and we are also very much looking forward to joining with our sample management colleagues from RTS. Both Brooks and Nexus have been strong technology innovators. Combining the technological and global support strengths of our two companies will help to accelerate the ongoing product development, commercialization and customer support of our expanding sample management solutions”
Martin S. Headley, Executive Vice-President and Chief Financial Officer observed, “Nexus has attractive financial attributes including a gross margin profile that is favorable to the Brooks average and modest fixed asset and working capital requirements. We will be making meaningful development expenditures in next generation automated sample management products over the next twelve to fifteen months that will moderate operate margins from the attractive levels we expect to see thereafter.”
Brooks Automation, Inc. w 15 Elizabeth Drive w Chelmsford, Massachusetts 01824 w (978)262-2400 w www.brooks.com.

Brooks Automation Announces purchase of Nexus Biosystems, Inc. .... page two
About Brooks Automation, Inc.
Brooks is a leading worldwide provider of automation, vacuum and instrumentation solutions to markets where our technologies provide superior value in controlled environments; our engineering competencies provide our customers with speed to market; and our global service capabilities ensure rapid uptime response. Global semiconductor manufacturing is our heritage and the largest market we currently serve. However, through our product initiatives and business acquisitions, we are increasingly meeting the needs of customers across a broad spectrum of applications in life sciences, analytical & research markets, and clean energy solutions. For more information go to www.brooks.com.
“Safe Harbor Statement” under Section 21E of the Securities Exchange Act of 1934
Some statements in this release are forward-looking statements made under Section 21E of the Securities Exchange Act of 1934. These statements are neither promises nor guarantees but involve risks and uncertainties, both known and unknown, that could cause Brooks’ financial and business results to differ materially from our expectations. They are based on the facts known to management at the time they are made. These forward-looking statements include statements regarding our revenue and operating margin expectations, our ability to develop further our business in new and adjacent markets, and our ability to achieve financial success in the future. Factors that could cause results to differ from our expectations include the following: volatility of the industries the Company serves, particularly the semiconductor industry; our possible inability to meet demand for our products due to difficulties in obtaining components and materials from our suppliers - particularly those manufacturing in Japan — in required quantities and of required quality; the inability of customers to make payments to us when due; the timing and effectiveness of cost reduction and cost control measures; price competition; disputes concerning intellectual property; continuing uncertainties in global political and economic conditions, and other factors and other risks that we have described in our filings with the Securities and Exchange Commission, including but not limited to our Annual Report on Form 10-K, current reports on Form 8-K and our quarterly reports on Form 10-Q. As a result we can provide no assurance that our future results will not be materially different from those projected. Brooks expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based. Brooks undertakes no obligation to update the information contained in this press release.
Contact:
Barbara Culhane
Corporate Marketing Manager
Brooks Automation, Inc.
978-262-2400
www.brooks.com
Brooks Automation, Inc. w 15 Elizabeth Drive w Chelmsford, Massachusetts 01824 w (978)262-2400 w www.brooks.com.